Exhibit 14

AEP INDUSTRIES INC.
CODE OF CONDUCT
AMENDED AND RESTATED JUNE 10, 2004

INTRODUCTION

AEP Industries Inc. (the “Company”) has a long-standing commitment to conducting its business in accordance with applicable laws, rules and regulations and in accordance with the highest ethical standards and has adopted these standards as corporate policy.  All Company employees are expected to conduct their activities and the operations for which they are responsible in accordance with such standards.  No single code can cover the many circumstances and situations that may raise ethical considerations or affect the conduct of the Company in a proper and lawful manner.  In addition to the matters discussed in this Code of Conduct, other matters are discussed in our Policies and Procedures Manual and in other Company policy statements.  Each employee is expected to be aware of, and sensitive to, ethical considerations and the consequences of their actions on the Company, its reputation and its continuing business and public relationships.  These include the consequences of the failure to meet ethical standards, in appearance as well as in fact.

This Code of Conduct has been prepared and revised to serve as a general guide on ethical business conduct and your responsibilities to the Company.  It highlights several specific policies and laws of which you must be aware in conducting our business activities.  In addition, it now incorporates our conflicts of interest policy into this code.  We do not expect you to become a legal expert as a result of reading this policy statement; the examples included do not represent every instance where a policy or the law applies.  We do expect you to read and ensure that you understand this Code of Conduct, are generally aware of the legal standards and restrictions applicable to your assigned duties and responsibilities and recognize sensitive issues.  Most importantly, we expect you to seek advice when necessary.  Failure to comply with this Code of Conduct will be cause for disciplinary action or termination of employment.

Additionally, this Code of Conduct is established pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, which requires that the Company establish a code of ethics to apply to the Company’s principal executive officer and certain of the Company’s senior financial officers, including but not limited to, the Company’s principal financial officer, controller, principal accounting officer, or persons performing similar functions (the “406 Officers”).

Please review this Code of Conduct often and continue to refer to it as you conduct your daily business affairs.

If you have questions about the laws governing your activities on behalf of the Company, talk to your supervisor or the Company’s Compliance Officer.  It is your responsibility to be informed about, and to comply with, this Code of Conduct.  If you suspect any activity or conduct to be in violation of the law, this Code of Conduct or any additional Company policy, you should report the circumstances to the Administrator (as defined herein) or to the Company’s reporting hotline: 1-800-750-4972.

CONFLICTS OF INTEREST

To assist employees in identifying conflicts of interest, this policy defines the requirements for the process to review issues regarding potential conflicts of interest, to determine whether a conflict of interest exists, and to interpret, administer, and resolve matters pertaining to potential conflicts of interest.  The Company’s Compliance Officer will administer the review process for all employees, except that the Audit Committee, or at its option the Board of Directors, shall conduct the review process for all directors and executive officers, including all 406 Officers.  Certain employees will be asked to complete a Conflicts of Interest Questionnaire annually and to report to the required review person (the Compliance Officer or the Administrator, as the case may be) whenever a change in circumstances occurs or a transaction is contemplated which may create a potential conflict or the appearance of a conflict.

DEFINITIONS

A conflict of interest may exist when an employee is involved in an activity or has a personal interest, including those of the employee’s immediate family, that might interfere with the employee’s objectivity in performing Company duties and responsibilities. Therefore, any such activity or personal interest, including those of the employee’s immediate family, is prohibited unless formally approved in writing.

Such activities include outside employment in areas similar to those in which the Company is involved; outside work for customers, suppliers, vendors, or competitors of the Company; other activities that have the potential to affect the employee’s objectivity and/or work performance; and activities that could reflect negatively on the reputation of the Company and/or its employees. Holding a financial interest in a business concern that is a supplier, customer, partner, subcontractor, or competitor of the Company constitutes a conflict of interest under certain conditions.  Company transactions with other business entities must not be influenced by the personal interests or activities of its employees.  To this end, it is required that each officer and employee make full disclosure of any potential conflict of interest.

An actual conflict of interest need not be present to constitute a violation of this policy. Activities that create the appearance of a conflict of interest also must be avoided in order not to reflect negatively on the reputation of the Company and/or its employees unless such activities are permitted following completion of the review process under this Code.

Some clear conflict of interest situations that should always be avoided include the following:

(a)                                  any ownership interest (other than ownership of 1% or less of shares in publicly traded companies) in any supplier, customer, or competitor,

(b)                                 any consulting, employment or other business relationship with any customer, supplier, vendor or competitor;

(c)                                  any outside business activity that is competitive with any of the Company’s business;

(d)                                 the receipt of any gifts, gratuities, or excessive entertainment from any entity with which the Company has business dealings, other than commonly distributed items of nominal value that are given for advertising or promotional purposes and that conform to customary industry practices. (All employees are urged to make our policy known to those with whom they deal so that these situations do not arise.)  See “Gifts and Gratuities” below;

(e)                                  any outside activity of any type that may interfere with the employee’s ability to devote appropriate time and attention to his or her job responsibilities with the Company;

(f)                                    the service on the board of directors of any customer, supplier, vendor or competitor unless such board service has been disclosed to the Company and approved by the Company’s Compliance Officer or Administrator, as defined in this Code of Conduct, as appropriate;

(g)                                 being in the position of supervising, reviewing, or having any influence on the job evaluation, pay, or benefits of any close relative;

(h)                                 using for personal gain or for the benefit of others confidential information obtained during employment with the Company;

(i)                                     taking advantage of an opportunity learned of in the course of employment with the Company, such as by acquiring property or leases in which the Company may be interested; and

(j)                                     selling anything to the Company or buying anything from the Company.

Anything that presents a conflict for the employee would most likely also present a conflict if it is related to a member of the employee’s immediate family or a close relative.  If an employee can demonstrate compliance with the conflict of interest policy contained in this Code of Conduct to the Compliance Officer or Administrator, it will be determined that no conflict of interest exists.  The Company’s business must be kept separate and apart from the personal activities of its employees.  Employee participation in outside activities must not be presented in a manner as to appear that the Company is endorsing the activity.  Company personnel and assets are to be used solely for the business purposes of the Company.  An employee must not use the Company’s corporate name, any trademark owned or associated with the Company, any Company letterhead, or any Company property, confidential information, resources, supplies or assets for personal or other non-business purposes.

The Administrator of this Code of Conduct (the “Administrator”) shall be the Audit Committee of the Company’s Board of Directors.

The Administrator shall establish guidelines and procedures for the review of proposed transactions which could result in a conflict to determine as to each whether or not the proposed transaction would result in a conflict of interest.  These guidelines and procedures shall generally provide for a means to determine preliminarily whether or not a proposed transaction would result in a conflict of interest.  However, the final determination of whether or not a conflict of interest exists as to each transaction shall be made by the Administrator.

REVIEW REQUIREMENTS

1.                                       Directors and executive officers, including all 406 Officers as defined herein, are required to follow the review requirements for conflict situations detailed herein for review by the Administrator.

2.                                       All other employees of the Company are required to follow the review requirements for conflict situations detailed herein for review by the Compliance Officer.

3.                                       All employees must disclose to the Compliance Officer or Administrator, as appropriate under paragraphs 1 and 2 above, any relationship that exists or has existed within the previous three years between the employee, or a member of the employee’s immediate family or a close relative, and a customer, supplier, or employee of a customer or supplier.  The Compliance Officer or the Administrator will then conduct an appropriate review of such relationship.

4.                                       If a potential conflict of interest in the affairs of any employee either exists currently or arises in the future, it is the individual’s responsibility to report details of the situation at once in order that the facts may be properly evaluated and a decision made as to what, if any, action should be taken in connection with the matter.  Should there be a question as to whether a conflict in fact exists, any doubt should be resolved in favor of assuming that there is a potential conflict and the circumstances must then be reported in writing.

5.                                       The results of the review by the Compliance Officer shall be submitted to the Administrator, with appropriate detail and back-up material for the final determination by the Administrator.

6.                                       The Administrator shall if required by the Board of Directors, or may if not required by the Board of Directors but it determines to do so in its sole discretion, submit its findings to the Board of Directors for final determination by the Board.

GIFTS AND GRATUITIES

Relations with entities with which the Company does business or considers doing business are to be maintained on an objective basis, free from the influence of gifts, gratuities, hospitality and favors.  Purchasing decisions must be made on the basis of factors such as quality, service, price, delivery and best value.  It is contrary to Company policy for employees or members of their immediate families to accept gifts, services, discounts, hospitality or favors except as follows:

Employees may accept gifts of nominal value ordinarily used for sales promotion (for example: calendars, appointment books, pens, etc.).

Ordinary “business lunches” or reasonable entertainment consistent with local social and business custom may also be permissible if these actions can be reciprocated by the employee and are reasonable in cost and frequency.

If an employee receives a gift that does not fall in the nominal category, ordinary “business lunch” category or reasonable entertainment category described above, it must be reported to the employee’s supervisor and returned if a gift.

USE OF COMPANY RESOURCES/COMPUTER E-MAIL

Company resources, including time, materials, equipment and information are provided for Company business use.  Employees are trusted to use good judgment to conserve Company resources.  Personal use of Company resources is inappropriate.

The Company’s computer resources, which include the electronic mail system, are not intended for amusement, solicitation or other non-business purposes.  E-mail messages should be treated as any other written business communication.

It is the responsibility of all employees to be familiar and comply with the Company’s Use of Communications Systems Policy and Internet Usage Policy, which are considered a part of this Code of Conduct.  If you are unsure as whether your Internet or e-mail usage is appropriate, you should contact your supervisor to discuss this matter.

PROPRIETARY INFORMATION

Employees may from time to time have access to confidential or proprietary information (which includes any non-public information whether of a business, financial, personnel, technological or commercial nature) of the Company or third parties such as customers and suppliers of the Company, that an employee has learned, generated or acquired.  Each employee has a fiduciary and a legal obligation to the Company and such third parties to treat such information in confidence and not to disclose it to any other party or use it, directly or indirectly, for other than a valid purpose related to the Company’s business, whether during or after employment with the Company.

At the conclusion of employment with the Company, employees are required to return all Company documents, records and other property in their possession, including those that contain confidential or proprietary information.  After leaving the Company, former employees have a continuing obligation to safeguard confidential and proprietary information, including keeping it confidential and avoiding its unauthorized use.

SECURITIES-INSIDER TRADING

The Company’s employees are prohibited from engaging in “insider trading.”  Prohibitions are based on federal securities laws and deal with the possession and use of “material” information.  Employees who have “material nonpublic” information about the Company or other companies as a result of their Company connections are prohibited from trading in those securities as well as from communicating such information to family or friends.  “Material” information is information that a reasonable investor would likely consider important in deciding to purchase or sell a security and that could affect the price of the security.  “Nonpublic” information is information that is not available to the general public.  Examples include undisclosed earnings, sales or profitability data, impending announcements of acquisitions or investments, significant project or product developments and anticipated significant changes, up or down, in sales or profits because of customer purchases or product developments.  Information should be considered “non-public” until a reasonable time after it has been disseminated widely to the general public through press releases, news ticker or newspaper items, or quarterly or annual reports.

All Company employees are subject to the Company’s Statement of Insider Trading and the Company’s policy statement concerning securities trades by Company personnel included in the Company’s Policies and Procedures Manual.  A person who violates insider-trading laws is subject to severe criminal and civil penalties.  In addition, a violation of these laws by an employee, director or officer of the Company may result in adverse consequences to the Company.

LEGAL DISPUTES

Employees involved with a Company lawsuit or other legal dispute may not discuss it with outsiders or other Company employees without the prior approval of the Company’s General Counsel.  Failure to follow these restrictions could constitute a breach of the attorney-client privilege and result in the loss of confidential information.  Additionally, any employee contacted by any regulatory or law enforcement authority seeking Company information should promptly contact his or her supervisor, who shall immediately bring the matter to the attention of the Company’s General Counsel.  No employee should respond to any inquiry regarding any legal or potential legal dispute with the Company without first consulting with the Company’s General Counsel.

EQUAL EMPLOYMENT OPPORTUNITY AND UNLAWFUL HARRASMENT

A.  Equal Employment Opportunity Statement

The Company maintains a strong policy of equal employment opportunity for all employees and applicants for employment. The Company hires, trains, promotes and compensates employees based upon job-related factors such as the individual’s ability, work quality, attitude, competence and potential, as well as the Company’s operational needs, without regard for race, color, religion, sex, sexual orientation, national origin, citizenship, age, marital status or disability, as well as all other classifications protected by applicable laws (collectively, the “Protected Classifications”).  The Company’s equal employment opportunity philosophy applies to all aspects of employment with the Company, including but not limited to recruiting, hiring, training, transfer, promotion, employee benefits and compensation, termination, educational assistance, leave of absence and social and recreational activities.

B. Fair Work Environment

It is the Company’s policy to promote a fair and collegial working environment for all our employees. In keeping with this policy, sexual, racial, religious, ethnic, sexual orientation, age, national origin or other harassment of any employee by anyone is contrary to Company policy and will not be condoned. The Company will endeavor to keep the workplace free of any conduct, which creates an intimidating, hostile or abusive work environment.

1.  Unlawful Harassment

The Company opposes harassment of others on the basis of sex, sexual orientation, age, race, or any other Protected Classification. Harassment includes making derogatory remarks about such characteristics, using negative epithets, making “jokes” about ethnic or other groups and other verbal and physical behavior.

All employees are expected to cooperate in maintaining this work environment.  Any form of unlawful harassment, whether verbal or physical, will not be tolerated by the Company at any level.

While all forms of harassment are prohibited, the Company wishes to emphasize the special problems of sexual harassment.  Sexual harassment includes, but is not limited to, unwelcome sexual advances, requests for sexual favors or other verbal or physical conduct of a sexual nature.  Sexual harassment is prohibited whether directed toward men or women, and regardless of whether the employee accepts or rejects the advance.

The Company does not wish to interfere with the personal lives of its staff.  However, conduct of a sexual nature directed toward Company employees that is not welcome and creates a hostile or abusive work environment can be unlawful sexual harassment, whether committed by supervisory or non-supervisory personnel.  Examples of conduct that could constitute sexual harassment include:

Sexual touching, advances, or propositions;

Verbal abuse, epithets, derogatory statements, or slurs;

Graphic or suggestive comments about an individual’s dress or body;

Sexually degrading words to describe an individual; and

The display in the workplace of sexually suggestive objects or pictures, including nude photographs.

The Company policy also applies to sexually improper conduct toward the Company’s staff by clients, customers or other non-employees.  If you inform the Company that you have been subject to sexual or other harassment in the workplace by a non-employee, that individual will be informed of the Company’s policy and appropriate corrective action and preventative steps will be taken.

Please keep in mind that each of the concepts described in the preceding discussion of “sexual harassment” applies with equal force to all other types of prohibited harassment.

2.  Handling Complaints

It is the Company’s policy to investigate thoroughly and remedy any incidents of harassment or discrimination.  In order to accomplish this, if you believe that you have been subject to unlawful workplace harassment or discrimination of any kind, you should report the matter as soon as possible to the Company.  Accordingly, employees who feel aggrieved because of harassment or discrimination have an obligation to immediately notify the head of the Human Resources Department or any member of Company management with whom he or she feels comfortable to discuss the situation.

The Company understands that complaints of harassment and discrimination can be extremely sensitive and, as far as practicable, will keep such complaints and all communications concerning them in strict confidence.  In order to make this policy effective, each employee is expected and, indeed, obligated to cooperate fully with the Company in any such investigation.  This includes all employees involved in any way, including the complaining employee, the alleged harasser and any individuals identified as witnesses.  It is an independent violation of this policy for an employee to refuse to cooperate in any such investigation and, depending on the circumstances, any such employee will be subject to appropriate disciplinary action up to and including discharge.

The Company will investigate all complaints of harassment promptly, fairly, thoroughly and as confidentially as practicable.  If the Company determines that harassment has occurred, appropriate corrective action will be taken as warranted by the circumstances.  Any employee, supervisor or manager who is found after investigation to have engaged in unlawful harassment or discrimination of an employee will be subject to appropriate disciplinary action, depending on the circumstances, up to and including discharge.

C. Accommodation For Disabilities

The Company endeavors to provide equal employment opportunities to otherwise qualified individuals with disabilities, which includes providing reasonable accommodations to the extent practicable. In general, it is an employee’s responsibility to notify the Company of the need for an accommodation.  If an employee communicates to his or her supervisor that an accommodation is required, the supervisor may ask the employee for input about the type of accommodation necessary or the functional limitations caused by the disability.

D. Discrimination and Harassment Complaints

The Company respects the right of each employee who in good faith complains about illegal discrimination of any kind, including sexual or other workplace harassment, or who provides information in connection with any such complaint.  Retaliation against any employee for engaging in these protected activities is contrary to Company policy and will not be condoned.  If you believe that you have experienced illegal discrimination or retaliation, you should report that immediately to the head of the Human Resources Department or, if that is problematic, to any member of Company management with whom he or she feels comfortable to discuss the situation.

ANTITRUST

Federal and state antitrust laws prohibit monopolies and agreements that unreasonably restrain trade.  These laws generally are based on the premise that open competition in a free marketplace will lead to appropriate prices and promote an efficient, productive economy.  Antitrust laws apply to domestic commerce and some foreign commerce.  Employees are expected to conduct themselves and their Company business in such a manner as to be in compliance with these laws.  Generally, the antitrust laws prohibit the following conduct:

Price fixing agreements, arrangements or understandings between competitors to raise, lower, maintain, stabilize, or otherwise fix prices.

In addition, mergers and acquisitions and joint ventures have the potential for violating the antitrust laws.  Such arrangements must be negotiated, structured, and implemented properly to avoid antitrust problems.

Possible antitrust violations may even arise through joint activity in connection with a trade association activities.  Employees should not join trade associations or attend trade association meetings unless there are clear business benefits and such trade association has and consults competent antitrust counsel.

Antitrust laws impose severe penalties including fines and penalties, which may be tripled in certain cases.  Violations of antitrust laws may also result in criminal penalties for individuals.

Most foreign jurisdictions where the Company conducts business have antitrust laws similar to the United States antitrust laws and, unless instructed otherwise, employees in foreign jurisdictions should comply with the laws established in those jurisdictions.

It is the responsibility of all employees to be familiar and comply with the Company’s Antitrust Compliance Policy that is considered a part of this Code of Conduct.

GOVERNMENT INVESTIGATIONS

It is the Company’s policy to give government investigators the full measure of assistance to which they are entitled, consistent with the safeguards that the law has established for the benefit of persons under investigation.  If any government investigator or agency seeks information from an employee or access to the Company’s records or facilities, clearance from the Company’s General Counsel’s office must be obtained before furnishing information or access.

DOCUMENT RETENTION

All employees must follow Company policy regarding the retention, disposal, or destruction of any Company records or files.  This requirement is necessary because of laws and regulations that require retention of certain records for various periods of time, particularly in the tax, personnel, health and safety, environment, contract, and corporate structure areas.

Furthermore, when litigation or an investigation is pending, relevant records must not be destroyed.  Destruction or falsification of any potentially relevant document may lead to prosecution for obstruction of justice or making false statements.  Therefore, if you have any doubt about the legality of destroying any document, consult with your supervisor, the Company’s Document Retention Policy, or the General Counsel’s office before doing so.

CORPORATE RECORDS AND PUBLIC DISCLOSURE

All Company data, records and reports must be accurate and truthful and prepared in a proper manner. These include everyday documents, such as expense reports, and accounting entries, as well as cost estimates, contract proposals and other presentations to management, customers and the public. It is essential that those who rely on these records and reports — managers, creditors, customers, auditors and other decision makers — have truthful and accurate information. The integrity of the Company’s accounting, technical, personnel, financial and other records is based on their validity, accuracy and completeness.

Anyone preparing the type of information described above must be diligent in assuring its integrity and anyone representing or certifying the accuracy of such information should make an inquiry or review adequate to establish a good faith belief in the accuracy of the information. Custodians of the Company’s data, records and reports must be sure that such information is released, whether internally or outside the Company, only if adequately protected and then only for authorized purposes.

The Company files periodic reports and other documents with various regulatory authorities, including the U.S. Securities and Exchange Commission and the NASDAQ Stock Market, Inc.  Employees involved in the preparation and submission of these reports and other public disclosure must ensure that the information presented is full, fair, accurate, timely and understandable.

ETHICAL STANDARDS OF CONDUCT FOR 406 OFFICERS

The 406 Officers, as defined above, must follow the accounting rules and controls set forth by the SEC and the Financial Accounting Standards Board and the obligations set forth in the Sarbanes-Oxley Act of 2002.

Each 406 Officer shall, when required, provide full, fair, accurate, timely and understandable disclosure in the periodic reports that the Company is required to file. Accordingly, all account books, budgets, project evaluations, expense accounts and other papers utilized in maintaining business records must accurately report the matters to which they relate.

All assets and liabilities of the Company must be carefully and properly set forth in the Company’s financial records. The Company’s outside accountants (independent auditors) must be given full access to all information of the Company necessary for them to properly conduct any audit of the Company or any subsidiary or division of the Company.

No 406 Officer shall conceal a mistake in the Company’s financial reporting. All such mistakes must be fully disclosed and corrected as promptly as possible. Falsification of any Company record is strictly prohibited.

No 406 Officer may directly or indirectly, take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified public accountant engaged in the performance of any audit or review of the financial statements of the Company that are required to be filed with the SEC if such person knew (or was unreasonable in not knowing) that such action could, if successful, result in rendering such financial statements misleading in any material respect. For purposes of this Code, actions that could, if successful, result in rendering such financial statements materially misleading include, but are not limited to, actions taken at any time with respect to the professional engagement period to fraudulently influence, coerce, manipulate, or mislead an auditor:

a. To issue a report on the Company’s financial statements that is not warranted in the circumstances (due to material violations of generally accepted accounting principles, generally accepted auditing standards, or other applicable standards);

b. Not to perform audit, review or other procedures required by generally accepted auditing standards or other applicable professional standards;

c. Not to withdraw an issued report; or

d. Not to communicate matters to the Company’s Audit Committee.

No 406 Officer may request or be granted a loan or payroll advance from the Company that is prohibited by the Sarbanes-Oxley Act.

All 406 Officers must comply with all applicable securities laws and the Company’s Insider Trading Policy.

The 406 Officers must strive to apply high ethical, moral and legal principles in every aspect of their business dealings with other employees, the public, the business community, stockholders, customers, suppliers and governmental and regulatory authorities.

All 406 Officers must avoid any activities that would involve the Company in any practice that is not in compliance with this Code of Conduct. Any 406 Officer who does not adhere to such standards and restrictions is acting outside the scope of his or her employment.

The Company will not excuse any violation of this Code of Conduct by a 406 Officer even if the violation was specifically requested or directed by another 406 Officer.

Only the Board of Directors or the Audit Committee of the Board can authorize a waiver of this Code of Conduct for 406 Officers, as more fully described below under “Administration of this Code of Conduct.”

Each 406 Officer must alert the Board or the Audit Committee whenever an illegal, dishonest, or unethical act is discovered or suspected by such 406 Officer.  No 406 Officer will be penalized by the Company for reporting his or her discovery of such acts or for reporting suspicions of such acts provided that such 406 Officer is not a party to, or responsible (alone or with others) for, such acts.

ADMINISTRATION OF THIS CODE OF CONDUCT

This Code of Conduct shall be administered as follows:

1.                                      Responsibility for Administration

The Audit Committee, as the Administrator, to the extent empowered by the Board, shall be responsible for interpreting and administering this Code of Conduct.  The Board of Directors may in instances determined by it assume the responsibilities of the Administrator and shall assume such responsibilities if requested to do so by the Audit Committee.  In discharging its responsibilities, the Administrator may engage such agents and advisors, as it shall deem necessary or desirable, including but not limited to attorneys and accountants.  The Audit Committee shall be responsible for the review of any potential or actual conflict of interest by the Company’s directors or executive officers, including all 406 Officers and their immediate family, in accordance with the policies set forth herein.  The Company’s Compliance Officer shall initially be responsible for the review of any potential or actual conflict of interest by the Company’s other employees and their immediate family in accordance with the policies set forth herein.

2.                                      Scope of this Code of Conduct

The Administrator shall periodically, in light of the experience of the Company, review this Code of Conduct. As it deems necessary, the Audit Committee shall make recommendations to the Board to ensure that (i) this Code of Conduct conforms to applicable law, (ii) this Code of Conduct meets or exceeds industry standards, and (iii) any weaknesses in this Code of Conduct or any other policy of the Company which are revealed through monitoring, auditing, and reporting systems are eliminated or corrected.

3.                                      Waiver or Amendment of this Code of Conduct

With regard to executive officers and directors, including 406 Officers, the Administrator may grant a specific, limited waiver of any provision of the Code of Conduct if the Administrator determines, based on information that the Administrator deems credible and persuasive, that such a limited waiver is appropriate under the specific circumstances (and each fact situation will be a separate case).  If the Administrator waives any provision of this Code of Conduct, then the Company shall make a disclosure of such waiver in a manner required by applicable law.  This Code of Conduct may be amended only by the Board.

4.                                      Monitoring and Auditing

The information developed by the Company’s independent accountants in performing their audit engagement on behalf of theCompany and by the Company’s internal auditors in the performance of their assigned responsibilities shall be made available to the Administrator as a means of monitoring compliance with this Code of Conduct.

5.                                      Reporting Systems

Any suspected violation of this Code of Conduct shall be promptly reported to the Administrator.

6.                                      Investigation of Violations

If the Administrator receives information regarding an alleged violation of this Code of Conduct, then the Administrator shall:

(1) evaluate such information as to gravity and credibility;

(2) if necessary, initiate an informal inquiry or a formal investigation with respect thereto;

(3) if appropriate, prepare a written report of the results of such inquiry or investigation, including recommendations as to the disposition of such matter;

(4) if appropriate, make the results of such inquiry or investigation available to the public (including disciplinary action); and

(5) if appropriate, recommend changes to this Code of Conduct that the Administrator deems necessary or desirable to prevent similar violations of this Code of Conduct.

7.                                      Disciplinary Measures

The Administrator shall enforce this Code of Conduct through appropriate disciplinary actions.  The Administrator shall determine whether violations of this Code of Conduct have occurred and, if so, shall determine the disciplinary actions to be taken against any individual who has violated this Code of Conduct.

The disciplinary actions available to the Administrator include counseling, oral or written reprimands, warnings, probations or suspensions (with or without pay), demotions, reductions in salary, terminations of employment, and restitution.

The jurisdiction of the Administrator shall include, in addition to the individual that violated this Code of Conduct, any other employee involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a violation and (ii) persons who were requested to divulge or possess information about a suspected violation of this Code of Conduct, but withheld material information regarding a suspected violation.

ACKNOWLEDGMENT

By signing below you will acknowledge that you have read and understood the Company’s Code of Conduct and that you further understand that your conduct as an employee of the Company must comply with the principles and policies set forth herein.

Signature:

Date: